UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2022

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(Exact name of registrant as specified in its charter)

Alberta, Canada	001-39061	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7303 30th Street S.E.

Calgary, Alberta, Canada T2C 1N6

(Address of principal executive offices, including zip code)

(403) 723-5000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Shares, without par value	DRTT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On November 14, 2022, DIRTT Environmental Solutions Ltd. (the “Company”) entered into irrevocable subscription agreements (the “Subscription Agreements”) with 22NW Fund, LP (“22NW”), 726 BC LLC and 726 BF LLC (collectively, “726” and together with 22NW, the “Institutional Purchasers”), Douglas Edwards, Aron English, Brad Little, Richard Hunter, Cory Mitchell, Shaun Noll, Scott Robinson, Scott Ryan, Ken Sanders, Benjamin Urban, Jeff Dopheide, Mark Greffen and Nandini Somayaji (collectively, the “Individual Purchasers” and together with the Institutional Purchasers, the “Purchasers”). Pursuant to the Subscription Agreements, the Company agreed to issue and sell to the Purchasers, and the Purchasers agreed to purchase from the Company, up to an aggregate of 8,743,256 common shares of the Company (“Common Shares”), having an aggregate subscription price of $2,774,235 (the “Private Placement”).

Pursuant to the Subscription Agreements, the subscription price for the Common Shares sold in the Private Placement will be equal to the greater of (i) the closing bid price of the Common Shares on the Nasdaq Global Select Market on November 14, 2022, being $0.3173; and (ii) the volume weighted average trading price (converted to U.S. dollars based on the Bank of Canada daily exchange rate) of the Common Shares on the Toronto Stock Exchange (“TSX”) for the five trading days immediately following the announcement, being November 15 to November 21 (inclusive).

22NW and 726 have committed to purchase $0.5 million and $0.75 million of Common Shares, respectively, and the Individual Purchasers have committed to purchase approximately $1.5 million of Common Shares in total, for aggregate gross proceeds to the Company of $2,774,235. Each Institutional Purchaser (or its affiliated director) has also committed to purchase Common Shares having an aggregate subscription price of not less than $1.0 million in any rights offering conducted by the Company within one year of the closing of the Private Placement. Each of 22NW and 726 will allocate its commitment between itself and its affiliated director (being Aron English and Shaun Noll, respectively). The subscription price for such Common Shares will be the same as the subscription price under the basic subscription privilege to all other shareholders under any such future rights offering.

The Private Placement is subject to standard regulatory approvals, including the approval of the TSX, and is expected to close on or about November 23, 2022. The Subscription Agreements contain customary representations, warranties and covenants of the Company and the Purchasers. The Common Shares to be issued pursuant to the Subscription Agreements have been offered and sold in reliance upon an exemption from registration provided under Section 4(a)(2) of the Securities Act of 1933.

As of the date hereof, 22NW and 726 are the Company’s two largest shareholders and beneficially own 15,894,165 and 11,111,669 Common Shares, representing approximately 17.9% and 12.5% of the Company’s issued and outstanding Common Shares, respectively. Each of Douglas Edwards, Aron English, Cory Mitchell, Shaun Noll, Scott Robinson, Scott Ryan, Ken Sanders and Benjamin Urban is a director of the Company. Mr. Urban is also the Chief Executive Officer of the Company. Each of Jeff Dopheide, Mark Greffen, Richard Hunter, Brad Little and Nandini Somayaji is an executive officer of the Company.

The foregoing is qualified in its entirety by reference to the full text of the Subscription Agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02.	Unregistered Sale of Equity Securities.

The information regarding the Private Placement set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit No.	Description

10.1*	Subscription Agreement, dated November 14, 2022, by and between DIRTT Environmental Solutions Ltd. and 22NW Fund, LP, together with a schedule identifying substantially identical agreements between DIRTT Environmental Solutions Ltd. and each shareholder and U.S. director and executive officer listed on the schedule and identifying the material differences between each of those agreements and the filed Subscription Agreement.

10.2*	Subscription Agreement, dated November 14, 2022, by and between DIRTT Environmental Solutions Ltd. and Mark Greffen, together with a together with a schedule identifying substantially identical agreements between DIRTT Environmental Solutions Ltd. and each shareholder and Canadian executive officer listed on the schedule and identifying the material differences between each of those agreements and the filed Subscription Agreement.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2022

DIRTT Environmental Solutions Ltd.

By:	/s/ Nandini Somayaji
Nandini Somayaji
Senior Vice President, Talent
General Counsel and Corporate Secretary